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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D/A
                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                  SABA SOFTWARE INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                  Common Stock, Par Value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                  784932600
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                  Marc D. Hauser
                  Equity Group Investments, L.L.C.
                  2 North Riverside Plaza, Suite 600
                  Chicago, Illinois 60606
                  312-466-3281
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                  April 21, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].


Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP No. 784932600               13D/A                     Page 2 of 11 Pages


--------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

ZF Partners, LP      FEIN: 35-2214127
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
WC
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
Delaware
--------------------------------------------------------------------------------
               7.   Sole Voting Power
  NUMBER OF                0
   SHARES      _________________________________________________________________
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY                  1,036,000
    EACH       _________________________________________________________________
  REPORTING    9.   Sole Dispositive Power
   PERSON                  0
    WITH       _________________________________________________________________
               10.  Shared Dispositive Power
                           1,036,000
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
1,036,000
--------------------------------------------------------------------------------
12. Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
6.4% (1)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
PN
--------------------------------------------------------------------------------

(1) Calculated based upon 16,192,091 shares of Common Stock outstanding as of April 12, 2005, as reported by the Issuer on its Form 10-Q for the period ending February 28, 2005.

CUSIP No. 784932600               13D/A                     Page 3 of 11 Pages

--------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

ZF Ventures, L.L.C.           FEIN: 37-1473537
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
WC
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
Delaware
--------------------------------------------------------------------------------
               7.   Sole Voting Power
  NUMBER OF                0
   SHARES      _________________________________________________________________
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY                  1,036,000
    EACH       _________________________________________________________________
  REPORTING    9.   Sole Dispositive Power
   PERSON                  0
    WITH       _________________________________________________________________
               10.  Shared Dispositive Power
                           1,036,000
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
1,036,000
--------------------------------------------------------------------------------
12. Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
6.4% (1)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
OO
--------------------------------------------------------------------------------

(1) Calculated based upon 16,192,091 shares of Common Stock outstanding as of April 12, 2005, as reported by the Issuer on its Form 10-Q for the period ending February 28, 2005.

CUSIP No. 784932600               13D/A                     Page 4 of 11 Pages

--------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

EGI-Fund (02-04) Investors, L.L.C.   FEIN:  40-0002819
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
WC
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
Delaware
--------------------------------------------------------------------------------
               7.   Sole Voting Power
  NUMBER OF                0
   SHARES      _________________________________________________________________
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY                  1,036,000
    EACH       _________________________________________________________________
  REPORTING    9.   Sole Dispositive Power
   PERSON                  0
    WITH       _________________________________________________________________
               10.  Shared Dispositive Power
                           1,036,000
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
1,036,000
--------------------------------------------------------------------------------
12. Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
6.4% (1)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
OO
--------------------------------------------------------------------------------

(1) Calculated based upon 16,192,091 shares of Common Stock outstanding as of April 12, 2005, as reported by the Issuer on its Form 10-Q for the period ending February 28, 2005.

CUSIP No. 784932600               13D/A                     Page 5 of 11 Pages

--------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

EGI-Managing Member (02-04), L.L.C.   FEIN:  40-0002816
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
WC
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
Delaware
--------------------------------------------------------------------------------
               7.   Sole Voting Power
  NUMBER OF                0
   SHARES      _________________________________________________________________
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY                  1,036,000
    EACH       _________________________________________________________________
  REPORTING    9.   Sole Dispositive Power
   PERSON                  0
    WITH       _________________________________________________________________
               10.  Shared Dispositive Power
                           1,036,000
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
1,036,000
--------------------------------------------------------------------------------
12. Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
6.4% (1)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
OO
--------------------------------------------------------------------------------

(1) Calculated based upon 16,192,091 shares of Common Stock outstanding as of April 12, 2005, as reported by the Issuer on its Form 10-Q for the period ending February 28, 2005.

CUSIP No. 784932600               13D/A                     Page 6 of 11 Pages

--------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

SZ Investments, L.L.C.   FEIN:  36-4150443
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
WC
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
Delaware
--------------------------------------------------------------------------------
               7.   Sole Voting Power
  NUMBER OF                0
   SHARES      _________________________________________________________________
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY                  1,036,000
    EACH       _________________________________________________________________
  REPORTING    9.   Sole Dispositive Power
   PERSON                  0
    WITH       _________________________________________________________________
               10.  Shared Dispositive Power
                           1,036,000
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
1,036,000
--------------------------------------------------------------------------------
12. Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
6.4% (1)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
OO
--------------------------------------------------------------------------------

(1) Calculated based upon 16,192,091 shares of Common Stock outstanding as of April 12, 2005, as reported by the Issuer on its Form 10-Q for the period ending February 28, 2005.

CUSIP No. 784932600               13D/A                     Page 7 of 11 Pages

--------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

Chai Trust Company, L.L.C.   FEIN: 36-6934216
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a) [X]
     (b) [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
WC
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
Delaware
--------------------------------------------------------------------------------
               7.   Sole Voting Power
  NUMBER OF                0
   SHARES      _________________________________________________________________
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY                  1,036,000
    EACH       _________________________________________________________________
  REPORTING    9.   Sole Dispositive Power
   PERSON                  0
    WITH       _________________________________________________________________
               10.  Shared Dispositive Power
                           1,036,000
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
1,036,000
--------------------------------------------------------------------------------
12. Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
6.4% (1)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
OO
--------------------------------------------------------------------------------

(1) Calculated based upon 16,192,091 shares of Common Stock outstanding as of April 12, 2005, as reported by the Issuer on its Form 10-Q for the period ending February 28, 2005.

CUSIP No. 784932600               13D/A                     Page 8 of 11 Pages

--------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

SLF Partners, LLC  FEIN: 20-0183973
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
WC
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
Delaware
--------------------------------------------------------------------------------
               7.   Sole Voting Power
  NUMBER OF                0
   SHARES      _________________________________________________________________
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY                  1,036,000
    EACH       _________________________________________________________________
  REPORTING    9.   Sole Dispositive Power
   PERSON                  0
    WITH       _________________________________________________________________
               10.  Shared Dispositive Power
                           1,036,000
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
1,036,000
--------------------------------------------------------------------------------
12. Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
6.4% (1)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
OO
--------------------------------------------------------------------------------

(1) Calculated based upon 16,192,091 shares of Common Stock outstanding as of April 12, 2005, as reported by the Issuer on its Form 10-Q for the period ending February 28, 2005.

CUSIP No. 784932600               13D/A                     Page 9 of 11 Pages

--------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

Steven L. Fingerhood
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
WC
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
Delaware
--------------------------------------------------------------------------------
               7.   Sole Voting Power
  NUMBER OF                0
   SHARES      _________________________________________________________________
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY                  1,036,000
    EACH       _________________________________________________________________
  REPORTING    9.   Sole Dispositive Power
   PERSON                  0
    WITH       _________________________________________________________________
               10.  Shared Dispositive Power
                           1,036,000
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
1,036,000
--------------------------------------------------------------------------------
12. Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
6.4% (1)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
IN
--------------------------------------------------------------------------------

(1) Calculated based upon 16,192,091 shares of Common Stock outstanding as of April 12, 2005, as reported by the Issuer on its Form 10-Q for the period ending February 28, 2005.

CUSIP No. 784932600               13D/A                     Page 10 of 11 Pages


This Schedule 13D/A relates to the common stock, par value $0.001 per share ("Common Stock"), of Saba Software, Inc., a Delaware corporation (the "Issuer"). Issuer's principal executive office is located at 2400 Bridge Parkway, Redwood Shores, California 94065-1166. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Schedule 13D.

Items 2(a-c) of Schedule 13D are hereby amended to reflect that:

-Robert M. Levin is also a director of Chai Trust.

-The business address of each of SLF Partners, Fingerhood, General Partner and Purchaser is One Ferry Building, Suite 255, San Francisco, California 94111.

CUSIP No. 784932600               13D/A                     Page 11 of 11 Pages

                                    SIGNATURES

After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: April 21, 2005

-ZF PARTNERS, LP
  By: ZF Ventures, L.L.C., its general partner
   By: EGI-Fund (02-04) Investors, L.L.C., a member

    By: /s/ DONALD J. LIEBENTRITT
    -------------------------------------
         Donald J. Liebentritt, Vice President

   By: SLF Partners, LLC, a member

    By: /s/ STEVEN L. FINGERHOOD
    -------------------------------------
         Steven L. Fingerhood, Member

- ZF VENTURES, L.L.C.
    By: EGI-Fund (02-04) Investors, L.L.C., a member

     By: /s/ DONALD J. LIEBENTRITT
     -------------------------------------
         Donald J. Liebentritt, Vice President

    By: SLF Partners, LLC, a member

     By: /s/ STEVEN L. FINGERHOOD
     -------------------------------------
         Steven L. Fingerhood, Member


-EGI-FUND (02-04) INVESTORS, L.L.C.
-EGI-MANAGING MEMBER (02-04), L.L.C.
-SZ INVESTMENTS, L.L.C.

     Each by: /s/ DONALD J. LIEBENTRITT
     -------------------------------------
         Donald J. Liebentritt, Vice President


-CHAI TRUST COMPANY, L.L.C.

     By: /s/ DONALD J. LIEBENTRITT
     -------------------------------------
       Donald J. Liebentritt, President


-SLF PARTNERS, LLC

     By: /s/ STEVEN L. FINGERHOOD
     -------------------------------------
         Steven L. Fingerhood, Member


 /s/ STEVEN L. FINGERHOOD
 -------------------------------------
-STEVEN L. FINGERHOOD


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)